Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-154252, 333-222513, 333-228789, 333-231489, 333-238218, 333-264877, and 333-266791) and Registration Statements on Form S-3 (No. 333-271891 and 333-270606) included in this Annual Report on Form 10-K of Veru Inc. (the “Company”) relating to the consolidated balance sheet of the Company as of September 30, 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2024. Our report contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

December 16, 2024